Exhibit 10.6

Coca-Cola Enterprises, Inc.

Form of Performance Share Unit Agreement

for

Senior Officers in the United States

Name of Performance Stock Unit Recipient:

Target PSU Award:

Service Date:

Performance Period:

Base Year:

The terms and conditions applicable to this Performance Share Unit Award (“PSU Award” or “Award”) made by Coca-Cola Enterprises, Inc. (the “Company”) to U.S. executives on [Date of Grant] are described below.

This grant was made under the Coca-Cola Enterprises, Inc. 2010 Incentive Award Plan (the “Plan”), the terms of which are incorporated into this document. All capitalized terms in this agreement (the “Agreement”) shall have the meaning assigned to them in this Agreement or in the Plan.

1.	Performance Share Unit Award. Your PSU Award is expressed as the number of performance stock units (“PSUs”) that will be earned if the target goal is met, as described in Section 2.a., below, which is your “Target PSU Award.”

2.	Vesting in Your PSU Award. Except as provided in Section 3, below, both the performance and service conditions to vesting, as described below, must be satisfied for your PSU Award to vest.

a.   Performance Condition to Vesting. Your PSU Award will vest only if, and to the extent that, the Performance Criteria is satisfied under the performance goals set forth in the chart below:

Performance Criteria	Percentage of Your PSU Target Award Earned**
Less than X%	-0-

X% — Minimum Goal	50%

Y% — Target Goal	100%

Z% — Maximum Goal	200%

The Performance Criteria for this PSU Award shall be: [Insert Definition of Performance Criteria and Adjustment Rules, if any]

**

Award levels for actual performance between the minimum and target percentages and between the target and maximum percentages are determined based on a straight-line interpolation, rounded to the nearest 100th of a percent.

b.   Service Condition to Vesting. You must remain continuously employed by the Company or an Affiliated Company until the Service Date to satisfy the service condition to vesting.

3.	Waivers of the Vesting Conditions. Except as provided in this Section 3, 100% of your PSU Award will be forfeited upon your termination of employment with the Company or an Affiliated Company prior to the Service Date.

a.	Severance Termination. Although the performance condition must be satisfied to determine the number of PSUs, if any, you will earn under this Award, the service condition will be waived on pro rata portion of the PSUs earned under Section 2.a. The pro ration fraction is determined by dividing the number of months between the grant date of this Award and your termination date by 38 (the number of months between the grant date and December 31, 2013).

b.	Special Vesting in the Event of Your Termination due to Death or Disability or Your Severance Termination Within 24 Months of a Change in Control of the Company. In the event your employment terminates on account of your death, Disability or your Severance Termination within 24 months of a Change in Control of the Company, your PSU Award will vest, as follows:

i.	100% of your Target PSU Award will be immediately vested if such event occurs on or prior to the end of the Performance Period.

ii.	100% of the actual number of PSUs earned during the performance period pursuant to Section 2.a., above, if such event occurs on or after the end of the Performance Period.

4.	Dividend Equivalents on Your PSU Award. Under your PSU Award, you will earn cash credits equal to the dividends declared by the Board of Directors on a share of the Company’s stock from the date of the grant through the date your PSU Award is paid to you, multiplied by number of vested performance stock units. These “Dividend Equivalents” will be credited immediately prior to payment of your PSU Award.

5.	Form and Timing of Payment of Your PSU Award and Dividend Equivalents. The Company will distribute a share of Coca-Cola Enterprises, Inc. common stock to you for each PSU that vests under your PSU Award, and it will make a cash payment to you equal to your Dividend Equivalents.

Your PSU Award and Dividend Equivalents will be paid to you upon the earlier of your death, Disability (provided such disability also constitutes a “disability” within the meaning of Section 409A of the Code), or within 60 days of the Service Date.

6.	Definitions. For purposes of this Award, the following definitions apply:

a.	“Cause” means (i) willful or gross misconduct by you that is materially detrimental to the Company or a Subsidiary, including but not limited to a willful violation of the Company’s trading policy or code of business conduct that is materially detrimental to the Company or a Subsidiary, (ii) acts of personal dishonesty or fraud by you toward the Company or a Subsidiary, (iii) your conviction of a felony, except for a conviction related to vicarious liability based solely on your position with the Company or a Subsidiary, provided that you had no involvement in actions leading to such liability or had acted upon the advice of the Company’s or a Subsidiary’s counsel, or (iv) your refusal to cooperate in an investigation of the Company or a Subsidiary if requested to do so by the Board of Directors of the Company. For purposes of this definition of Cause, no act or failure to act by you shall be considered “willful” unless it occurs without your good faith belief that such act or failure to act was in, or not contrary to, the best interests of the Company. Before you may be terminated, you shall be given 30 days to cure such misconduct, if cure is possible.

b.	“Disability” means your inability by reason of a medically determinable physical or mental impairment, to engage in the ordinary duties of your position with the Company, which condition, in the opinion of a doctor mutually agreed upon by you and the Company, is expected to have a duration of not less than one year.

c.	“Good Reason” means (i) a material diminution of duties, responsibilities or authority or a material adverse change in the scope of authority, as measured from your first role with the Company on October 2, 2010, (ii) a reduction in base salary or annual target cash incentive opportunity, or (iii) a change from the work location specified in your employment agreement with the Company that was not mutually agreed upon in writing by you and the Company, provided, however, that (A) you do not consent in writing to such event, (B) you give written notice to the Company within 60 days of the date on which you first receive notice of the circumstances giving rise to the event, (C) the Company has not remedied the matter within 30 days, and (D) if the matter is not remedied, you actually separate from service.

d.	“Severance Termination” means your involuntary termination without Cause or your voluntary termination for Good Reason, provided you execute a release of all potential claims against the Company at the time and in the manner specified in your employment agreement with the Company.

7.	Deemed Acceptance of Award. There is no need to acknowledge your acceptance of this Award, as you will be deemed to have accepted the Award, as well as the terms and conditions of the Plan and this document, unless you notify the Company otherwise in writing.

8.	Compliance with Code Section 409A. To the extent that this RSU Award is subject to section 409A of the Internal Revenue Code (the “Code”), the Award will be administered and interpreted in accordance with Code section 409A and the final regulations and other IRS guidance promulgated thereunder.

9.	Acknowledgment of Nature of Plan and Performance Share Units. Your PSU Award represents an unfunded and unsecured promise by the Company to pay amounts in the future if, and to the extent that, the award vests. The PSU Award does not entitle you to vote any shares of the Company’s common stock or receive actual dividends.

In accepting the Award, you acknowledge that:

a.	Your PSU Award may not be transferred, assigned, hypothecated, pledged, or otherwise encumbered or subjected to any lien, obligation, or liability of you or any other party;

b.	The Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan;

c.	All decisions with respect to future awards, if any, will be at the sole discretion of the Company;

d.	Neither the Award of PSUs nor any provision of this Award Agreement, the Plan, or the policies adopted pursuant to the Plan confer upon you any right with respect to employment or continuation of current employment, and in the event that you are not an employee of the Company, this Award shall not be interpreted to form an employment contract or relationship with the Company.

10.	Tax Obligations. Regardless of any action the Company or your employer takes with respect to any or all income tax (including federal, state and local taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or your employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PSUs, including their grant, vesting, or conversion into shares; the receipt of any cash payments; or the subsequent sale of any shares acquired at vesting and the receipt of any dividends; and (2) do not commit to structure the terms of the Award or any aspect of the performance share units to reduce or eliminate your liability for Tax-Related Items.

Prior to any Tax-Related Items becoming due with respect to the PSUs, the issuance of shares upon vesting of the PSUs or the receipt of any cash payments, you shall pay, or make adequate arrangements to satisfy all withholding obligations of the Company and/or your employer (in their sole discretion). In this regard, you authorize the Company or your employer to withhold all applicable Tax-Related Items legally payable by you from outstanding PSUs, from your wages or other cash compensation payable to you by the Company or your employer or from cash payment received upon the payment of your PSU Award. Alternatively, or in addition, if permissible under local law, the Company or your employer may, in their sole discretion, (1) sell or arrange for the sale of shares to be issued on payment of the PSUs to satisfy the withholding or payment obligation, and/or (2) withhold in shares, provided that the Company and your employer shall withhold only the amount of shares necessary to satisfy the minimum withholding amount.

11.	Plan Administration. The Plan is administered by a Committee of the Company’s Board of Directors, whose function is to ensure the Plan is managed according to its terms and conditions. To the extent any provision of this Award is inconsistent or in conflict with any provision of the Plan, the Plan shall govern. A request for a copy of the Plan and any questions pertaining to the Plan should be directed to:

STOCK PLAN ADMINISTRATOR COCA-COLA ENTERPRISES, INC. P.O. BOX 723040 ATLANTA, GA, USA 31139-0040 (678) 260-3000

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